Exhibit 10.94

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of December 7, 2007 by and between Mercuria Energy Holding B.V., a corporation organized under the laws of Netherlands with an address at Koningslaan 112, 3583 GV Utrecht, Netherlands (the “Seller”) and Cheniere LNG Services, Inc., a corporation organized under the laws of Delaware, USA with an address at 700 Milam Street, Suite 800, Houston Texas, 77002 USA (the “Buyer”), and each a “Party” and together the “Parties”.

Whereas:

A. J & S Cheniere SA (the “Company”) is a company incorporated under the laws of Switzerland with registered domicile in Nyon, with a share capital of CHF 100,000 (one hundred thousand Swiss Francs) divided into 100 (one hundred) registered shares with a par value of CHF 1,000 (one-thousand Swiss Francs) each (the “Shares”).

B. Effective as of May 8, 2007, the Parties entered into an Amended and Restated Shareholders Agreement (the “Amended SHA”) under the terms of which, among other things: (i) each Party made a separate loan to the Company in the amount of USD $25,000,000 (twenty-five million U.S. dollars) (a “Shareholder Loan”); (ii) Buyer increased its ownership in the Company from 20 (twenty) registered Shares of the Company to 49 (forty-nine) registered Shares of the Company and Seller reduced its ownership in the Company from 80 (eighty) registered Shares of the Company to 51 (fifty-one) registered Shares of the Company, so that, as of the date hereof, Seller currently owns 51 (fifty-one) registered Shares of the Company and the Buyer currently owns 49 (forty-nine) registered Shares of the Company; and (iii) Buyer has appointed 3 (three) members of the board of directors of the Company.

C. The Company is a party to the following: (i) LNG Carrier Time Charter Party with “K”-Line LNG Transports Co., Ltd. (“K Transport”) dated 25 August 2004, as amended and supplemented by addendum No 1 and No. 2 of the same date each, and as further amended and novated by a novation agreement, dated 13 October 2005, whereby Polar LNG Shipping (UK) Limited (“Polar”) agreed, as disponent owner, to assume the obligations of K Transport under the above novated LNG carrier time charter party, and a subsequent re-novation agreement dated 11 August 2006 whereby “K” Line Shipping (UK) Limited (“K Line”) agreed to assume, as disponent owner, the obligations of Polar under the above re-novated LNG carrier time charter party (as amended, novated and re-novated as provided above, the “K” Line Time Charter”); and (ii) LNG Carrier Time Charter Party with Trinity LNG

Transport S.A. (“Trinity”) dated 26 August 2004, as amended and supplemented by addendum No 1 and No. 2 of the same date each (the “Trinity Time Charter” and with the K Line Time Charter, collectively, the “Charter Party Agreements” and individually a “Charter Party Agreement”).

D. In accordance with the terms of the respective Charter Party Agreements:

1.

J&S Holding Limited, the then ultimate holding company of the Company, entered into irrevocable guarantees in favor of (i) K Transport, dated August 25, 25, 2004, and (ii) Trinity, dated August 26, 2004 with regard to the obligations of the Company under the respective Charter Party Agreements (each a “Parent Company Guarantee”). On 7th April 2005 J&S Holding Limited changed its name to J&S Group Limited, and subsequently on 11th January 2007 further changed its name to Mercuria Energy Group Limited (the “Parent Company Guarantor”).

2.	BNP Paribas (Suisse) SA on behalf of the Company issued (i) a Deed of Guarantee (GADE 6562325) dated 30 October 30 2006, as amended under date of 23 November 2007 in favor of Trinity, and (ii) a Deed of Guarantee (GADE 6567838) dated 23 November 2006 in favor of K Line, with regard to the obligations of the Company under the respective Charter Party Agreements (collectively the “Bank Guarantees” and individually, a “Bank Guarantee”).

E. The Parties acknowledge that: (i) Buyer has made an offer, in accordance with Section 3.2 of the Amended SHA, to purchase 51 (fifty-one) registered Shares of the Company (the “Seller Shares”), which represents all of the Shares of the Company not owned by Buyer, and that Seller has accepted such offer to sell all its Seller Shares to Buyer on the terms and conditions set forth in this Agreement; and (ii) concurrent with the closing of the sale of the Seller’s Shares in accordance with the terms hereof, the Company has agreed with Seller to repay, with interest as provided below, the principal loan amount under Seller’s Shareholder Loan.

Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.	Purchase and Sale of the Shares

In accordance with the terms of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller the Seller Shares which, upon closing, will be registered in the name of Buyer.

2.	Payments at Closing

A.	The total Closing Amount (as defined below) due Seller at closing in accordance with the terms of this Agreement will consist of the following: (i) a purchase price for the Seller Shares of USD $15,000,000 (fifteen million U.S. dollars) (the “Purchase Price”); and (ii) a repayment by the Company of the USD $25,000,000 (twenty-five million U.S. dollars) principal amount due under Seller’s Shareholder Loan, plus interest as determined below (the “Loan Amount” and with the Purchase Price, collectively, the “Closing Amount”).

B.	The total interest actually earned (after fees) on the funds deposited, from time to time, by the Company and currently in such account will be ascertained by the Secretary of the Company effective as of the business day preceding closing, who will notify in writing the Parties of such amount. One-half of such interest will be remitted by Company to Seller at closing along with repayment of Seller’s Shareholder Loan.

3.	Charter Party Agreements

The Parties acknowledge that the primary assets of the Company are the Charter Party Agreements, true copies of which, along with the related Parent Company Guarantees, have been provided to Buyer by the Secretary of the Company prior to the date hereof.

4.	Representations and Warranties

A.	Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date (except as indicated otherwise) that the following is complete, correct and not misleading:

(i)	Seller has valid title to the Seller Shares, free of all liens, claims, and encumbrances and upon consummation of the sale of the Seller Shares as contemplated by this Agreement; Buyer will receive good and valid title to the Seller Shares.

(ii)	Seller is duly authorized to enter into and perform its obligations under or in connection with this Agreement. The obligations of Seller according to this Agreement are valid, binding and enforceable against it.

(iii)	Seller entering into this Agreement and the performance thereof: (a) do not breach or affect either wholly or partly the conditions of any of the contracts entered into by the Seller or of the contracts to which the Seller is subject to; (b) do not lead to the creation of any kind of rights of third parties or of encumbrances upon assets of the Company; (c) do not violate any court judgments or temporary restraining orders issued against Seller or the Company; and (d) do not lead to automatic termination of any contracts whatsoever entered into by the Company and do not lead to termination rights of the respective other party to the contract.

(iv)	No governmental, administrative, regulatory, court, arbitration, or other proceedings are pending or, to the best of the Seller’s knowledge after reasonable inquiry, threatened against the Company.

(v)	Seller has not directly or indirectly taken any action: (a) to amend or modify the two Charter Party Agreements from those delivered in accordance with Section 3A; and (b) which would cause the two Charter Party Agreements not to be in full force and effect.

(vi)	Seller has not directly or indirectly taken any action which would cause the representations and warranties made by Seller in Section 7.3(a) of the Amended SHA not to remain correct, except: (a) for such changes as Seller has advised Buyer in writing prior to the date hereof; and (b) as contemplated by the terms of this Agreement.

B.	Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date (except as indicated otherwise) that the following is complete, correct and not misleading:

(i)	Buyer is duly authorized to enter into and perform its obligations under or in connection with this Agreement. The obligations of Buyer according to this Agreement are valid, binding and enforceable against it.

(ii)	Buyer entering into this Agreement and the performance thereof: (a) do not breach or affect either wholly or partly the conditions of any of the contracts entered into by the Buyer or of the contracts to which the Buyer is subject to; and (b) do not violate any court judgments or temporary restraining orders issued against Buyer.

(iii)	Buyer has not directly or indirectly taken any action which would cause the representations and warranties made by Buyer in Section 7.3(b) of the Amended SHA not to remain correct, except: (a) for such changes as Buyer has advised Seller in writing prior to the date hereof; and (b) as contemplated by the terms of this Agreement.

(iv)	Buyer has not directly or indirectly taken any action: (a) to amend or modify the two Charter Party Agreements from those delivered in accordance with Section 3A, and (b) which would cause the two Charter Party Agreements not to be in full force and effect.

C.	If and to the extent that any representation or warranty set forth in this Section 4 is breached, incorrect or incomplete in a material respect, the non-complying Party shall immediately, or at the latest within one month after request to this effect, remedy such situation. If a complete remedy is not possible or is not achieved within 30 (thirty) days of such request, the complying Party shall be compensated by the non-complying Party in cash for the damage suffered due to such breach. The damages shall be the difference in value of the Company’s assets between the represented and/or warranted status and the actual status in the Company or, if such a difference cannot reasonably be determined, the estimated amount of the costs incurred by the Company for bringing about the represented and/or warranted status. Claims according to this Section 4 are to be notified within 2 (two) months after the underlying facts become known to and fully appreciated by the party.

5.	Closing and Closing Conditions

A.	The obligations of Buyer to purchase the Seller Shares are subject to the performance of the Seller of its covenants and obligations hereunder and to the following additional condition that the representations and warranties of Seller provided for in Section 4A shall be true and correct on the date hereof and the Closing Date.

B.	The obligations of Seller to sell the Seller Shares are subject to the performance of the Buyer of its covenants and obligations hereunder and to the following additional conditions: (i) receipt by Seller of a letter of indemnification from Cheniere Energy, Inc. substantially in the form attached as Exhibit “A”; and (ii) the representations and warranties of Buyer provided for in Section 4B shall be true and correct on the date hereof and the Closing Date.

C.	Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement shall occur on December 11, 2007 in the offices of Buyer in Houston, Texas or at such other time or place no later than the 30th business day thereafter, as may be mutually agreed by the Parties in writing (the “Closing Date”). The Parties agree to have their respective representatives meet for a pre-closing the day preceding the Closing Date so as to confirm the satisfaction of all required conditions to closing.

D.	At least two business days preceding the Closing Date, Seller will advise each of the Company and Buyer of its account for purposes of payment as provided below. On the Closing Date, the Closing Amount shall be made to Seller as follows: (i) payment of the Purchase Price for the Seller Shares shall be made by wire transfer in immediately available funds to the account previously specified in writing by Seller as provided above, against delivery of certificates for the Seller Shares to Buyer duly registered in the name of Buyer; and (ii) repayment of the Loan Amount (with interest as provided above) to Seller by the Company shall be made by wire transfer in immediately available funds to the account previously specified in writing by Seller as provided above, against cancellation of the Seller Shareholder Loan. For funds to be wire transferred from the U.S. by Buyer, it is agreed that receipt by Seller of a confirmation from Buyer’s bank that the wire transfer has been initiated will allow closing to be consummated. To the extent the Company in accordance with any of the Charter Party Agreements is required to cash collateralize any of the required bank guarantees prior to the Closing Date, Buyer agrees to advance funds to the Company under the terms of Buyer’s Shareholder Loan in order to allow the repayment of the Loan Amount for or on behalf of the Company on the Closing Date, as provided above.

6.	Transition & Miscellaneous

A.	Until the Closing Date, the Parties agree to cause the Company to meet its respective ongoing obligations under the two Charter Party Agreements.

B.	The Parties agree to cause the board of directors of the Company to adopt the resolutions attached as Exhibit “B” in order: (i) to authorize the repayment of Seller’s Shareholder Loan (with interest as provided above) in accordance with the terms of this Agreement; and (ii) to approve the transfer of the Seller’s Shares into the name of the Buyer, upon the occurrence of closing in accordance with the terms of this Agreement.

C.	On the Closing Date, Seller will deliver or cause to be delivered to the Buyer resignations from the board of directors of the Company of all directors previously elected by Seller under the terms of the Amended SHA, along with a waiver and release of the Company of any claims by any such resigning directors, and arrangements will have been made for delivery of all the books, records and contracts of the Company to Buyer or Buyer’s designee. On the same date following closing, Buyer and Seller will cause the Company to deliver to all directors of the Company a discharge for their activity performed in their capacity as board member of the Company.

D.	Effective as of the Closing Date, following the consummation of the transaction contemplated by this Agreement: (i) the Amended SHA shall be automatically terminated without further action; and (ii) the Seller’s Shareholder Loan shall be automatically terminated without further action.

E.	Each Party agrees to take such further action as may be reasonably required to implement the transactions contemplated by this Agreement. After the Closing Date the Parties will cooperate in the transfer of the books and records of the Company to Buyer or its designee and Seller agrees to use commercially reasonable efforts to assist, at Buyer’s cost and expense, in preparation of Company financial statements and satisfying any required statutory filings.

F.	This Agreement may be terminated upon written notice by either Party to the other Party, if the Closing Date has not occurred on or before January 15, 2008.

7.	Applicable Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, including the Act, excluding any conflicts of law rule or principle which might refer such construction to the laws of another jurisdiction.

The Parties hereby irrevocably submit to the exclusive jurisdiction of the Commercial Court of the Canton of Vaud, with reserve of appeals to the Swiss Federal Supreme Court (Schweizerisches Bundesgericht), to settle any disputes which may arise out of or in connection with this Agreement or the transactions contemplated hereby.

Remainder of page intentionally blank

So agreed as of the date first set forth above.

Mercuria Energy Holding B.V.

By:	/s/ Jarek Asyrannosicz
Attorney-in-fact

Cheniere LNG Services, Inc.

By:	/s/ Jean Abiteboul
Jean Abiteboul, Attorney-in-Fact

J&S Cheniere, S.A. hereby consents to repay Mercuria Energy Holding B.V., a total of USD $25,000,000 (twenty-five million U.S. dollars), the principal amount due under Seller’s Shareholder Loan, plus interest as determined above, on the Closing Date in accordance with the terms and conditions of the above Agreement. Upon repayment of the principal amount due under the Seller’s Shareholder Loan, plus interest, J&S Cheniere hereby consents that the Shareholder Loan with the Seller shall be automatically terminated without further action.

J&S Cheniere, S.A.

By:	/s/ Jean Abiteboul
~~Attorney-in-Fact~~ Chairman